SEARS     Robert J. Pence
          Assistant General Counsel
          Dept. 766

          Sears, Roebuck and Co.
          3333 Beverly Road, B5-322A
          Hoffman Estates, Illinois 60179
          847/286-2823
          Fax 847/286-0959



                          April 1, 1996






Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
Sears Tower
Chicago, Illinois 60684


Ladies and Gentlemen:

     I am an Assistant General Counsel of Sears, Roebuck and Co. (the "Company"). At your request, I have examined (i) Registration Statement No. 33-64215, as filed with the Securities and Exchange Commission (the "Commission"), and Amendment No. 1 thereto (collectively, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $2,000,000,000 principal amount of debt securities of Sears Roebuck Acceptance Corp. ("SRAC"), for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act, (ii) the final prospectus, dated March 28, 1996, relating to the offering and sale of $1,500,000,000 of the aforesaid debt securities, which is part of the Registration Statement referred to in (i) above (the "Prospectus"), and the Prospectus Supplement, dated March 28, 1996, (the "Prospectus Supplement") relating to the offering and sale of up to $1,500,000,000 aggregate principal amount (or its equivalent in foreign currencies) of Medium-Term Notes Series II of SRAC (the "Notes"), (iii) the Indenture dated as of May 15, 1995, between the Company and The Chase Manhattan Bank, N.A., as Trustee, relating to the aforesaid debt securities, (iv) the Distribution Agreement, dated March 28, 1996, between SRAC, Sears, Goldman, Sachs & Co., Merrill Lynch, Pierce Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, and (vi) the forms of the Notes. I am familiar with the proceedings heretofore taken, and the additional proceedings proposed to be taken relating to the determination of certain terms not set forth in the forms of Notes, by SRAC in connection with the authorization, issuance and sale of the Notes.

     Subject to the completion of the additional proceedings referred to above, I am of the opinion that the Notes will, upon the issuance and sale thereof in the manner referred to in the Prospectus and Prospectus Supplement, be legally issued and binding obligations of SRAC in accordance with their terms, subject to insolvency, bankruptcy, reorganization, or other laws relating to or affecting the enforcement of creditors' rights or by general equity principles.

     I express no opinion as to whether, with respect to any Notes denominated in a currency other than United States dollars, a court located in the United States of America would grant a judgment relating to the Notes in other than United States dollars nor an opinion as to the date which any such court would utilize for determining the rate of conversion into United States dollars in granting such judgment.

     I consent to the incorporation by reference of this opinion into the Registration Statement and to the references to me in the Prospectus.

                              Very truly yours,

                              /s/ Robert J. Pence

                              Robert J. Pence
                              Assistant General Counsel
                              Sears, Roebuck and Co.